Exhibit 99.1


FOR IMMEDIATE RELEASE                               FOR INFORMATION CONTACT:
                                                    Wendy Wall
                                                    (wendyw@vollmerpr.com)
                                                    Tony Shelton
                                                    VOLLMER  (713) 546-2230

                    STAGE STORES, INC. NAMES
            NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER


HOUSTON (August 8, 2000) - Stage Stores, Inc. announced today the appointment of James Scarborough as its new president  and  chief executive officer.

     "Jim  is  a  strong  leader who will help  the  company  re-

establish  itself as a premier retailer of brand name apparel  in

small  town  America.   Jim has a tremendous  background  in  the

retail industry and is intensely concerned about customer service and  satisfaction," said Jack Wiesner, chairman of the  board  of directors.  "We believe that, through his innovation,  motivation and leadership, our company will be able to better anticipate and meet our customers' needs."

     Scarborough's  responsibilities  will  include  the  overall strategic,  merchandising, marketing, operational  and  financial leadership  of  the company.  In this position, Scarborough  will work directly with senior executives and the board of directors.

     "I'm looking forward to the challenge of making this company prosperous again," Scarborough said.  "We have to refocus on what has made this company successful in the first place, and that  is delivering quality, brand-name family apparel to communities  and small towns across America."

     Prior  to  joining Stage Stores, Scarborough served  as  the president  and  CEO of Busy Body, Inc., a specialty  retailer  of fitness  equipment, after holding the same positions with Seattle

Lighting, Inc.  Previously, he had served as president and  chief operating  officer of Enstar Specialty Retail, Inc., as  well  as serving  seven  years  in  senior  leadership  positions  in  the merchandising organization of Bealls Department Stores, which  is now  part of Stage Stores, Inc.  He began his retail career  with

Federated  Department  Stores  in 1972  in  its  Filene's  Boston

division.

       Since  Stage  Stores, Inc. is currently in  reorganization under  the protection of Chapter 11 of the U.S. Bankruptcy  Code,

Scarborough's employment contract will be submitted to  the  U.S.

Bankruptcy Court in Houston.

     Wiesner will continue to work with Stage in the role of non-

executive chairman of the board of directors and will oversee the company's bankruptcy proceedings.

     Stage  Stores, Inc. brings nationally recognized brand  name apparel,  accessories,  cosmetics and  footwear  for  the  entire family  to  small  towns  and communities throughout  the  United

States.  The company operates more than 470 stores in 20  states,

primarily under the Stage, Bealls and Palais Royal names.

     Any statements in this release that may be considered

forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties are discussed in periodic reports filed by the company with the Securities and Exchange Commission that the company urges investors to consider.

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